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                                                                                            Exhibit 12.1

Columbus McKinnon Corporation
Computation of Ratio of Earnings to Fixed Charges

                                                            Year Ended March 31,

                                      ------------------------------------------------------------------

                                         1994          1995          1996          1997         1998
                                      -----------   -----------   -----------   -----------   ----------

Income before income
  taxes, minority interest,
  extraordinary charge, and
  cumulative effect of accounting
  change                                $ 10,665      $ 16,396      $ 21,644      $ 34,292     $ 45,855

Interest and debt expense                  2,126         2,352         5,292        11,930       23,975
                                      -----------   -----------   -----------   -----------   ----------

Earnings                                $ 12,791      $ 18,748      $ 26,936      $ 46,222     $ 69,830
                                      -----------   -----------   -----------   -----------   ----------

Interest and debt expense                $ 2,126       $ 2,352       $ 5,292      $ 11,930     $ 23,975
                                      -----------   -----------   -----------   -----------   ----------

Fixed Charges                            $ 2,126       $ 2,352       $ 5,292      $ 11,930     $ 23,975
                                      -----------   -----------   -----------   -----------   ----------

Ratio of Earnings to Fixed Charges           6.0x          8.0x          5.1x          3.9x         2.9x
                                      ===========   ===========   ===========   ===========   ==========
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